Shawn F. Hackman, a P.C.
                        3360 West Sahara Avenue
                              Suite 200
                         Las Vegas, NV 89102
                            (702) 732-2253



Date: May 18th, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

       Re: Globus International Resources Corp.
           Incentive Compensation Program

Ladies and Gentlemen:

We have acted as counsel to GLOBUS INTERNATIONAL RESOURCES CORP., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration
Of 750,000 shares of its common stock (the "Shares"), $0.01 par value per share. The Shares are issuable pursuant to the Company's Incentive Compensation Plan (the "Plan").

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Shawn F. Hackman, a P.C.

By:/s/Adam U. Shaikh, Esq.
      Adam U. Shaikh, Esq.